As filed with the Securities and Exchange Commission on June 11, 2024

Registration No. 333-206350

Registration No. 333-279999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206350

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-279999

UNDER THE SECURITIES ACT OF 1933

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-1747023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1731 Radiant Drive Dania Beach, Florida	33004
(Address of Principal Executive Offices)	(Zip Code)

Spirit Airlines, Inc. 2015 Incentive Award Plan

Spirit Airlines, Inc. 2024 Incentive Award Plan

(Full title of the plan)

Thomas C. Canfield

Senior Vice President, General Counsel and Secretary

1731 Radiant Drive

Dania Beach, Florida 33004

(954) 447-7920

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Eric T. Juergens

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

(212) 909-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Spirit Airlines, Inc. (the “Company”) previously filed with the Securities and Exchange Commission (the “Commission”) (i) a Registration Statement on Form S-8 (File No. 333-206350) on August 13, 2015 (the “2015 Registration Statement”) to register 3,113,878 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for offer or sale under the Spirit Airlines, Inc. 2015 Incentive Award Plan (as amended and restated effective March 22, 2021, the “2015 Plan”), and (ii) a Registration Statement on Form S-8 (File No. 333-279999) on June 6, 2024 (such Registration Statement, together with the 2015 Registration Statement, the “Prior Registration Statements”) to register 3,200,000 shares of Common Stock for offer or sale under the 2015 Plan.

On June 7, 2024 (the “Effective Date”), the Company’s stockholders approved the Spirit Airlines, Inc. 2024 Incentive Award Plan (the “2024 Plan”) at the Company’s Annual Meeting of Stockholders. The 2024 Plan replaced and succeeded the 2015 Plan and, in connection therewith, no further awards will be made under the 2015 Plan as of and following the Effective Date. Pursuant to the terms of the 2024 Plan, the aggregate number of shares of Common Stock available for issuance under the 2024 Plan is (i) 2,200,000 shares of Common Stock newly authorized for issuance under the 2024 Plan (the “Newly Authorized Shares”), plus (ii) the number of shares of Common Stock that remained available for issuance under the 2015 Plan as of the Effective Date, plus (iii) the number of shares of Common Stock underlying any equity award previously granted under the 2015 Plan that become available for issuance again under the terms of the 2015 Plan upon the termination, forfeiture, repurchase, expiration or lapse of such award. As of the Effective Date, (a) a total of 1,475,754 shares of Common Stock previously registered under the Prior Registration Statements remained available for issuance under the 2015 Plan, and (b) a total of 2,873,234 shares of Common Stock previously registered under the Prior Registration Statements were subject to outstanding equity awards previously granted under the 2015 Plan (the shares described in (a) and (b), the “2015 Plan’s Shares”).

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to each of the Prior Registration Statements (the “Post-Effective Amendment”) pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to cover the issuance of the 2015 Plan’s Shares under the 2024 Plan (as such shares are no longer issuable under the 2015 Plan as of the Effective Date). The Company incorporates the contents of the Prior Registration Statements herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein or the specific exhibits attached hereto.

For the avoidance of doubt, the Company is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously registered on the Prior Registration Statements or that were not approved by the Company’s stockholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the Newly Authorized Shares for offer or sale under the 2024 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2024 Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission, are incorporated by reference into this Post-Effective Amendment:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 9, 2024;

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the Commission on May 6, 2024;

(c) The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2024 (to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023);

(d) The Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2024, January  19, 2024, January  22, 2024, January  24, 2024, January  26, 2024, February  9, 2024, February  22, 2024, March  4, 2024, March  29, 2024, April  8, 2024, April  19, 2024, June  3, 2024 and June 11, 2024; and

(e) The description of the Company’s Common Stock that is contained in the Company’s registration statement on Form 8-A (Registration No. 001-35186), filed by the Company with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on May 23, 2011, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such reports or documents.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by Section 145 of the DGCL, the Company’s certificate of incorporation includes provisions that limit the personal liability of its directors for monetary damages and that provides for the indemnification of its directors, officers, employees and other agents to the fullest extent permitted under the DGCL.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the Company provide that:

•	the Company is obligated to indemnify its directors and officers to the fullest extent permitted by the DGCL;

•	the Company is further obligated to advance expenses incurred by its directors and officers in advance of the final disposition of any action or proceeding;

•	the Company may indemnify its employees and other agents to the fullest extent permitted by the DGCL; and

•

the Company may secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under the provisions of the DGCL.

The Company has entered into separate indemnification agreements with its directors, officers and certain employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company intends to enter into indemnification agreements with new directors, officers and other employees in the future as determined by its board of directors.

The indemnification provisions of the indemnification agreements entered into, or to be entered into, between the Company and its directors may be sufficiently broad to permit indemnification of the Company’s directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of Spirit Airlines, Inc., dated as of June 1, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 1, 2011 (File No. 001-35186)).

3.2	Amended and Restated Bylaws of Spirit Airlines, Inc., dated as of June 1, 2011 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on June 1, 2011 (File No. 001-35186)).

5.1*	Opinion of Debevoise & Plimpton LLP.

5.2	Opinion of Thomas C. Canfield, Senior Vice President, General Counsel and Secretary of the Company, as to the legality of the securities being registered (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on August 13, 2015 (File No. 333-206350)).

5.3	Opinion of Debevoise & Plimpton LLP (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on June 6, 2024 (File No. 333-279999)).

23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page hereto).

99.1	Spirit Airlines, Inc. 2015 Incentive Award Plan (incorporated by reference to Annex A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2015 (File No. 001-35186).

99.2	Spirit Airlines, Inc. 2024 Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 25, 2024 (File No. 001-35186)).

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or the “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dania Beach, State of Florida, on the 11th day of June, 2024.

SPIRIT AIRLINES, INC.

By:	/s/ Thomas C. Canfield
Name:	Thomas C. Canfield
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. Canfield and Brian J. McMenamy and each of them as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Post-Effective Amendment and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward M. Christie, III Edward M. Christie, III	President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2024

/s/ Scott M. Haralson Scott M. Haralson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 11, 2024

/s/ Brian J. McMenamy Brian J. McMenamy	Vice President and Controller (Principal Accounting Officer)	June 11, 2024

/s/ H. McIntyre Gardner H. McIntyre Gardner	Director (Chairman of the Board)	June 11, 2024

/s/ Mark B. Dunkerley Mark B. Dunkerley	Director	June 11, 2024

/s/ Robert D. Johnson Robert D. Johnson	Director	June 11, 2024

/s/ Barclay G. Jones III Barclay G. Jones III	Director	June 11, 2024

/s/ Christine P. Richards Christine P. Richards	Director	June 11, 2024

/s/ Myrna M. Soto Myrna M. Soto	Director	June 11, 2024